October 11, 2006

COMPANY PRESS RELEASE

THE BOARD OF DIRECTORS OF PRIME COMPANIES, INC. ALLOW FOR FURTHER ENHANCEMENT OF PRIME'S BALANCE SHEET BY APPROVING A PLAN TO CONVERT INSIDER DEBT INTO EQUITY.

YUBA CITY, CALIFORNIA -(PR NEWSWIRE) October 11, 2006 -Prime Companies, Inc. (OTC: PRMC.PK) announces that it has entered into an agreement with its officers and an "insider" to convert debt into equity and therefore further enhancing its balance sheet. By virtue of the agreement, Prime Companies, Inc. realizes the benefit of relieving itself of over $1,200,000 in debt. The magnitude of Prime's recent strides in debt reduction, allows for a balance sheet enhancement furthering the opportunity for Prime Companies, Inc. to raise the necessary capital to allow it to move forward in the aggressive implementation of its dynamic business plan.

Norbert J. Lima, President and CEO of Prime Companies, Inc. is quoted as saying "Recent aggressive and gallant strides in our debt reduction strategies have caused a paradigm change in our balance sheet! This is key to securing financial stability and defining our future success! The much improved balance sheet represents a solid foundation on which to build an economically sound business case to raise the capital required to implement our business plan and
grow the company and its shareholder value.   Our vision of success is in clear
sight."

About PRIME COMPANIES, INC.:

Prime Companies, Inc., through its wholly owned subsidiary Nacc-Tel, Corp, currently provides Broadband and telecommunications services (Voice and Data) to both commercial and consumer customers in the Northern California market area. The services offered include, Broadband, Data Networks, Interconnect, Voice over IP (VOIP), and Voicemail Services.

Statements in this news release regarding Prime Companies, Inc. that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause such statement to differ materially from actual future events or results. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of
1995.   The following factors, among others, could cause Prime Companies, Inc.'s actual results to differ materially from those described in a forward-looking statement: limited history of offering Prime Companies, Inc.'s services in its current form; history of losses; increasing competition from existing or new competitors; increased telecommunications costs resulting from the expansion of Prime Companies, Inc.'s services; rapid technological change; possible unavailability of financing as and if needed; dependence on a limited number of vendors, including without limitation third-party vendors for the provision and roll-out of the Prime Companies, Inc. broadband service; inability to achieve telecommunication cost savings through efficient hardware utilization; possible industry consolidation; and potential fluctuations in quarterly and annual results. This list is intended to identify only certain of the principal
factors that could cause actual results to differ.   Readers are referred to the
reports and documents filed by Prime Companies, Inc. with the Securities and Exchange Commission for a discussion of these and other important risk factors.

 CONTACT:

Prime Companies, Inc.
Norbert J. Lima
President and CEO
409 Center Street
Yuba City, CA  95991-4500
(530) 755-3580